Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SILEXION

Introductory Note

The following discussion and analysis of our financial condition and results of operations (this “MD&A”) should be read in conjunction with the financial statements and the related notes attached as Exhibit 99.1 to our Current Report on Form 8-K (the “Current Report”) to which this MD&A serves as Exhibit 99.3. Some of the information contained in this discussion and analysis or set forth in the proxy statement/prospectus for the Business Combination (as defined below), filed by Silexion Therapeutics Corp (formerly known as Biomotion Sciences) with the SEC on July 17, 2024 (the “proxy statement/prospectus”), or elsewhere in the Current Report, including information with respect to our plans, objectives, expectations, projections, and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set out in the “Risk Factors” sections of (i) the proxy statement/prospectus and (ii) the Current Report, our actual results could differ materially from the results described in or implied by these forward-looking statements. See also the section entitled “Forward-Looking Statements” in Item 2.01 of the Current Report.

Unless the context otherwise requires, references to the “Company,” “we,” “us” and “our” in this MD&A generally refer to Silexion Therapeutics Ltd., an Israeli company (“Silexion”), or, from and after the Business Combination described below, Silexion Therapeutics Corp (formerly known as Biomotion Sciences), a Cayman Islands exempted company (also referred to herein as “New Pubco”).

On August 15, 2024, we completed a business combination transaction (the “Business Combination”) pursuant to that certain Amended and Restated Business Combination Agreement, dated as of April 3, 2024, by and among New Pubco, Moringa Acquisition Corp, a Cayman exempted company (“Moringa”), Silexion, August M.S. Ltd., an Israeli company and a wholly-owned subsidiary of New Pubco, and Moringa Acquisition Merger Sub Corp, a Cayman Islands exempted company and a wholly-owned subsidiary of New Pubco.

Overview

Silexion is a clinical-stage, oncology-focused biotechnology company engaged in the discovery and development of proprietary treatments for KRAS-driven cancers. The KRAS gene is an oncogene that is involved in the regulation of cell division as a result of its ability to relay external signals to the cell nucleus. Based on its research of refractory solid tumor cancers, Silexion is actively developing a platform focused on the silencing of the KRAS oncogene using RNA-interference therapeutics. Silexion’s lead product candidate, SIL-204B, consists of locally administered small interfering RNAs, or siRNA, in an extended-release formulation, as a first-line treatment of locally advanced pancreatic cancer patients, in combination with standard-of-care chemotherapy.

To date, Silexion has financed its operations primarily with the net proceeds from private offerings of its ordinary shares and convertible preferred shares, grants from the Israeli Innovation Authority (the “IIA”), convertible financing agreements and Simple Agreement for Future Equity (SAFE) financings, and through royalty-bearing grants from the IIA (which totaled $5.8 million through June 30, 2024). Since its inception, Silexion has incurred significant operating losses. Silexion’s net losses were $5.1 million and $3.5 million for the years ended December 31, 2023 and December 31, 2022, respectively, and $2.9 million and $2.6 million for the six-month period ended June 30, 2024 and 2023, respectively. As of June 30, 2024, Silexion had an accumulated deficit of $29.7 million. Silexion has not recognized any revenue to date.

Silexion expects to continue to incur significant expenses and operating losses for the foreseeable future. The net losses it incurs may fluctuate significantly from quarter to quarter. Silexion’s expenses will depend on many factors, including the timing and extent of spending to further develop SIL-204 and initiate pre-clinical and clinical trials, support research and development efforts, investments in potential additional pipe-line products, and increased overall compensation as we continue to hire additional personnel. Silexion anticipates that its expenses will increase if and as it:

●	applies for Orphan Drug Designation in both the U.S. and EU for its SIL-204B product;

●	initiates a clinical trial powered for statistical significance with respect to SIL-204B;

●	initiates toxicological studies with respect to SIL-204B;

●	seeks marketing approvals for SIL-204B in various territories;

●	maintains, expands and protects its intellectual property portfolio;

●	hires additional operational, clinical, quality control and scientific personnel;

●	adds operational, financial and management information systems and personnel, including personnel to support its product development, any future commercialization efforts and its prospective transition to a public company; and

●	invests in research and development and regulatory approval efforts in order to utilize its technology as a platform focused on the silencing of the KRAS oncogene using RNA-interference therapeutics.

Components of our Results of Operations

Operating Expenses

Research and Development Expenses

Research and development expenses include costs directly attributable to the conduct of research and development programs, including the cost of payroll and related expenses, payroll taxes and other employee benefits including share-based compensation related to employees, subcontractors, lab expenses, preclinical and clinical trials cost, material costs and consulting fees.

We expect to continue to invest in research and development to develop SIL-204, including hiring additional employees and continuing the research and development of that product candidate. As a result, we expect that our research and development expenses will continue to increase in the future.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel costs, including share-based compensation related to directors and employees, patent application fees, office space rental costs, and maintenance expenses, external professional service costs, including legal, accounting, audit, finance, human resource services, travel expenses and other consulting fees.

We expect that our general and administrative expenses will increase in the future to fund our continued research and development activities, primarily due to increased headcount to support anticipated growth in the business and due to incremental costs associated with operating as a public company, including costs to comply with the rules and regulations applicable to public companies such as costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC and stock exchange listing standards, public relations, insurance and professional services.

Financial expenses (income), net

The finance expenses consisted primarily of change in fair value of warrants and financial liabilities measured at fair value, interest income and exchange rate differences expenses.

Results of Operations

Comparison of six-month period ended June 30, 2024 and 2023

The following table summarizes our results of operations for the six-month period ended June 30, 2024 and 2023:

	Six-month period ended June 30,
	2024	2023
Operating expenses:
Research and development, net	$1,727	$1,916
General and administrative	908	306
Total operating expenses	2,635	2,222
Operating loss	2,635	2,222
Financial expenses, net	270	377
Loss before income tax	2,905	2,599
Income tax	7	20
Net loss for the six-month period	$2,912	$2,619

Research and Development Expenses

The following table summarizes our research and development expenses for the six-month period ended June 30, 2024 and 2023:

	Six-month period ended June 30,
	2024	2023
Payroll and related expenses	$514	$569
Subcontractors and consultants	1,128	1,208
Materials	3	16
Rent and maintenance	49	78
Travel expenses	13	27
Other	20	18
Total research and development expenses	$1,727	$1,916

Research and development expenses decreased by approximately $0.2 million, or 10.5% to $1.7 million for the six-month period ended June 30, 2024, compared to $1.9 million for the six-month period ended June 30, 2023. The decrease resulted mainly from a decrease in subcontractors in the amount of $0.1 million and from a decrease in payroll and related expenses in the amount of $0.1 million.

Research and development expenses for the six-month period ended June 30, 2024 and June 30, 2023 included approximately $0.2 million and $0.5 million, related to the development of Loder, respectively, and $1.5 million and $1.4 million related to the development of SIL-204B, respectively. Aggregate research and development expenses since inception for Loder program, as of June 30, 2024 and as of June 30, 2023 were approximately $18.5 million and $17.9 million, respectively. Aggregate research and development expenses since inception for SIL-204B program, as of June 30, 2024 and as of June 30, 2023 were approximately $6.2 million and $2.0 million, respectively.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for the six-month periods ended June 30, 2024 and 2023:

	Six-month periods ended June 30,
	2024	2023
Payroll and related expenses	$306	$145
Professional Services	448	28
Depreciation	15	29
Rent and maintenance	72	42
Patent registration	25	16
Travel expenses	16	16
Other	26	30
Total general and administrative expenses	$908	$306

General and administrative expenses increased by approximately $0.6 million, or 200.0% to $0.9 million for the six-month period ended June 30, 2024, compared to $0.3 million for the six-month period ended June 30, 2023. The increase resulted mainly from an increase in payroll and related expenses in the amount of $0.2 million and from an increase in professional services costs in the amount of $0.4 million.

Financial expenses, net

Financial expenses, net decreased by approximately $0.1 million, or 25.0% to an expense of $0.3 million for the six-month period ended June 30, 2024 compared to an expense of $0.4 million for the six months ended June 30, 2023. This decrease was mainly due to a decrease in the amount of $0.3 million in foreign exchange loss offset by an increase in revaluation expenses of warrants in the amount of $0.15 million for the six-month period ended June 30, 2024.

Net loss

Net loss increased by approximately $0.3 million, or 11.5% to $2.9 million for the six-month period ended June 30, 2024, compared to $2.6 million for the six-month period ended June 30, 2023. The increase was mainly due to an increase in our general and administrative expenses partially offset by a decrease in research and development expenses and financial expenses.

Comparison of three-month period ended June 30, 2024 and 2023

The following table summarizes our results of operations for the three-month period ended June 30, 2024 and 2023:

	Three-month period ended June 30,
	2024	2023
Operating expenses:
Research and development, net	$766	$1,235
General and administrative	619	179
Total operating expenses	1,385	1,414
Operating loss	1,385	1,414
Financial expenses, net	102	452
Loss before income tax	1,487	1,866
Income tax	2	10
Net loss for the three-month period	$1,489	$1,876

Research and Development Expenses

The following table summarizes our research and development expenses for the three-month period ended June 30, 2024 and 2023:

	Three-month period ended June 30,
	2024	2023
Payroll and related expenses	$235	$245
Subcontractors and consultants	497	910
Materials	-	6
Rent and maintenance	18	35
Travel expenses	13	27
Other	3	12
Total research and development expenses	$766	$1,235

Research and development expenses decreased by approximately $0.4 million, or 33.3% to $0.8 million for the three-month period ended June 30, 2024, compared to $1.2 million for the three-month period ended June 30, 2023. The decrease resulted mainly from a decrease in subcontractors in the amount of $0.4 million.

Research and development expenses for the three-month period ended June 30, 2024 and June 30, 2023 included approximately $0.1 million and $0.2 million, related to the development of Loder, respectively, and $0.7 million and $1.0 million related to the development of SIL-204B, respectively.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for the three-month periods ended June 30, 2024 and 2023:

	Three-month periods ended June 30,
	2024	2023
Payroll and related expenses	$164	$97
Professional Services	369	10
Depreciation	7	14
Rent and maintenance	46	21
Patent registration	16	7
Travel expenses	7	16
Other	10	14
Total general and administrative expenses	$619	$179

General and administrative expenses increased by approximately $0.4 million, or 200% to $0.6 million for the three-month period ended June 30, 2024, compared to $0.2 million for the three-month period ended June 30, 2023. The increase resulted mainly from an increase in payroll and related expenses in the amount of $0.1 million and from an increase in professional services costs in the amount of $0.36 million.

Financial expenses, net

Financial expenses, net decreased by approximately $0.4 million, or 80.0% to expense of $0.1 million for the three-month period ended June 30, 2024 compared to income of $0.5 million for the three-month period ended June 30, 2023. This decrease was mainly due to a decrease in foreign exchange loss in the amount of $0.4 million.

Net loss

Net loss decreased by approximately $0.4 million, or 21.1% to $1.5 million for the three-month period ended June 30, 2024, compared to $1.9 million for the three-month period ended June 30, 2023. The decrease was mainly due to a decrease in our research and development expenses and financial expenses partially offset by an increase in general and administrative expenses.

Liquidity and Capital Resources

Overview

Our capital requirements will depend on many factors, including the timing and extent of spending to further develop SIL-204 and initiate pre-clinical and clinical trials, support research and development efforts, investments in potential additional pipe-line products, and increased overall compensation as we continue to hire additional personnel. For the six-month period ended June 30, 2024 and 2023 we had a net loss of $2.9 million and $2.6 million, respectively. As of June 30, 2024, our cash and cash equivalents totaled $1.7 million.

To date, our principal sources of liquidity have been proceeds from private offerings of our ordinary shares and convertible preferred shares, grants from the Israeli Innovation Authority, and issuance of convertible financing agreements (CFA) and Simple Agreement for Future Equity (SAFE).

Based on our current business plan, we believe our current cash and cash equivalents, and anticipated cash flow from operations, will not be sufficient to meet our anticipated cash requirements during 2024 following consummation of the Business Combination. We will need to raise additional capital to finance our operations, expand our business and pipeline, or for other reasons.

Our audited consolidated financial statements for the year ended December 31, 2023 included in the proxy statement/prospectus, and our unaudited condensed financial statements for the six-month period ended June 30, 2024 included as Exhibit 99.1 to the Current Report, note that there is substantial doubt about our ability to continue as a going concern as of such date; and in its report accompanying our audited consolidated financial statements included herein, our independent registered public accounting firm included an explanatory paragraph stating that our recurring losses from operations and our cash outflows from operating activities raise substantial doubt as to our ability to continue as a going concern. This means that our management and our independent registered public accounting firm have expressed substantial doubt about our ability to continue our operations without an additional infusion of capital from external sources. Silexion’s audited consolidated financial statements have been prepared on a going concern basis and do not include any adjustments that may be necessary should Silexion be unable to continue as a going concern. If we are unable to finance our operations, our business would be in jeopardy and we might not be able to continue operations and might have to liquidate our assets. In that case, investors might receive less than the value at which those assets are carried on our unaudited condensed financial statements for the six-month period ended June 30, 2024, and it is likely that investors would lose all or a part of their investment.

We have lease obligations and other contractual obligations and commitments as part of our ordinary course of business. See “Note 4: Operating Leases” and “Note 6: Commitments and Contingent Liabilities” to our consolidated financial statements for the year ended December 31, 2023 for information about our lease obligations.

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements involving commitments or obligations, including contingent obligations, arising from arrangements with unconsolidated entities or persons that have or are reasonably likely to have a material current or future effect on our financial condition, results of operations, liquidity, cash requirements or capital resources.

Government Grants

Our research and development efforts were financed, in part, through royalty-bearing grants from the Israeli Innovation Authority, or the IIA. As of June 30, 2024, we received IIA royalty-bearing grants totaling approximately $5.8 million.

We are committed to pay royalties to the IIA at a rate of approximately 3.0% to 5.0% of the sales of all of our product candidates and other related revenues generated from such projects, that were developed, in whole or in part, using the IIA royalty-bearing grants we received under IIA programs up to the total amount of royalty-bearing grants received, linked to the U.S. dollar and bearing annual interest at rates prescribed by the IIA’s rules and guidelines.

We may in the future apply to receive additional grants from the IIA. However, we cannot predict whether we will be entitled to any future grants, or the amounts of any such grants.

Under the Israeli Innovation Law, research and development programs that meet specified criteria and are approved by a committee of the IIA are eligible for grants. A company that receives a royalty-bearing grant from the IIA is typically required to pay royalties to the IIA on income generated from products incorporating IIA-funded know-how (including income derived from services associated with such products and from IIA-funded know-how), up to 100% of the U.S. dollar-linked royalty-bearing grant amount plus interest.

The obligation to pay royalties is contingent on actual income generated from such products and services. In the absence of such income, no payment of royalties is required.

As of June 30, 2024, the total royalty amount that may be payable by the Company is approximately $5.8 million ($6.4 million including interest).

Cash Flows

Cash flows for the six-month period ended June 30, 2024 and 2023

The following table summarizes our cash flows for the periods indicated:

	Six-month period ended June 30,
	2024	2023
Cash and cash equivalents and restricted cash at beginning of the period	$4,645	$8,309
Net cash used in operating activities	(2,817)	(2,587)
Net cash provided by (used in) investing activities	(6)	505
Net cash provided by financing activities	*	522
Net decrease in cash and cash equivalents and restricted cash	$(2,823)	$(1,560)
Translation adjustments on cash and cash equivalents and restricted cash	(75)	(258)
Cash and cash equivalents and restricted cash at end of the period	$1,747	$6,491

*	Represents an amount less than $1

Cash Flows from Operating Activities

Net cash used in operating activities increased by approximately $0.2 million, or 7.7%, to $2.8 million for the six-month period ended June 30, 2024, compared to $2.6 million for the six-month period ended June 30, 2023. This increase was mainly from an increase of $0.3 million in the net loss for the six-month period ended June 30, 2024, offset by $0.1 million change in net working capital.

Cash Flows from Investing Activities

Net cash provided by (used in) investing activities decreased by $0.5 million, or 100.0%, to $0 million for the six-month period ended June 30, 2024, compared to investment of $0.5 million for the six-month period ended June 30, 2023. This decrease was mainly due to a reduction in short-term deposit in the amount of $0.5 million used for operating activities.

Cash Flows from Financing Activities

Net cash provided by financing activities decreased by $0.5 million, or 100.0%, to approximately $0 million for the six-month period ended June 30, 2024, compared to $0.5 million the six-month period ended June 30, 2023. This decrease was mainly due to a decrease in proceeds from issuance of preferred shares which was higher in the amount of $0.5 million in the six-month period ended June 30, 2023.

Cash flows for the three-month period ended June 30, 2024 and 2023

The following table summarizes our cash flows for the periods indicated:

	Three-month period ended June 30,
	2024	2023
Cash and cash equivalents and restricted cash at beginning of the period	$2,831	$7,924
Net cash used in operating activities	(1,065)	(1,676)
Net cash provided by (used in) investing activities	-	(2)
Net cash provided by financing activities	-	522
Net decrease in cash and cash equivalents and restricted cash	$(1,065)	$(1,156)
Translation adjustments on cash and cash equivalents and restricted cash	(19)	(277)
Cash and cash equivalents and restricted cash at the end of the period	$1,747	$6,491

Cash Flows from Operating Activities

Net cash used in operating activities decreased by approximately $0.6 million, or 35.3%, to $1.1 million for the three-month period ended June 30, 2024, compared to $1.7 million for the three-month period ended June 30, 2023. This decrease was mainly from a decrease of $0.4 million in the net loss for the three-month period ended June 30, 2024, and $0.4 million change of net working capital, offset by a decrease in non-cash financial expenses in the amount of $0.2 million.

Cash Flows from Financing Activities

Net cash provided by financing activities decreased by $0.5 million, or 100.0%, to approximately $0 million for the three-month period ended June 30, 2024, compared to $0.5 million the three-month period ended June 30, 2023. This decrease was mainly due to a decrease in proceeds from issuance of preferred shares which was higher in the amount of $0.5 million in the three-month period ended June 30, 2023.

Funding Requirements

We expect to devote substantial financial resources to our ongoing and planned activities, particularly further development of SIL-204 and as we conduct our planned pre-clinical and clinical trials.

Identifying potential product candidates and conducting pre-clinical testing and clinical trials is a time-consuming, expensive, and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. For additional information please refer to the “Risk Factors” section of the proxy statement/prospectus, including “Risks Related to Silexion’s and New Pubco’s Financial Condition and Capital Requirement — Silexion has never generated any revenue from product sales and may never be profitable” and “Risks Related to the Research and Development of Silexion’s Product Candidates — Silexion is heavily dependent on the success of its product candidates…”.

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance our pre-clinical studies and clinical trials. In addition, if we obtain marketing approval for SIL-204 in any indication or for any other product candidate we are developing or may develop in the future, we expect to incur significant commercialization expenses related to product manufacturing, sales, marketing, and distribution. Furthermore, upon the closing of the Business Combination, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding.

Our future capital requirements will depend on many factors, including:

●	Material cost.

●	Regulatory pathway; and

●	Humam clinical trial costs.

As of June 30, 2024, we had cash and cash equivalents of $1.7 million. Based on our current cash balance, as well as our history of operating losses and negative cash flows from operation, combined with our anticipated use of cash to, among other things, (i) fund the preclinical and clinical development of our products, (ii) identify and develop new product candidates, and (iii) seek approval for SIL-204 and any other product candidates we may develop, management has concluded that we do not have sufficient cash to fund our operations for 12 months from the date of our unaudited condensed financial statements for the six-month period ended June 30, 2024 included as Exhibit 99.1 to the Current Report without additional financing, and as a result, there is substantial doubt about our ability to continue as a going concern.

In making this determination, applicable accounting standards prohibited us from considering the potential mitigating effect of plans that have not been fully implemented as of the date of our unaudited condensed financial statements for the six-month period ended June 30, 2024, including, without limitation, plans to consummate the Business Combination discussed below and to raise additional capital. Our financial information throughout the prospectus/proxy statement and Current Report, and our unaudited condensed financial statements for the six-month period ended June 30, 2024 included as Exhibit 99.1 to the Current Report, have been prepared on a basis that assumes that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. This financial information and our unaudited condensed financial statements for the six-month period ended June 30, 2024 do not include any adjustments that may result from an unfavorable outcome of this uncertainty.

The Closing of the Business Combination was conditioned upon, among other things, the fulfillment of those conditions described in the proxy statement/prospectus under “The Business Combination Proposal — Conditions to the Closing of the Business Combination.”

We believe that following consummation of the Business Combination, we will not have cash sufficient to sustain our operating expenses and capital expenditure requirements over the next 12 months from the date of our unaudited condensed financial statements for the six-month period ended June 30, 2024 included as Exhibit 99.1 to the Current Report.

We have based these estimates and expectations on assumptions that may prove to be wrong, and our operating plan may change as a result of many factors currently unknown to us. We could not, as of the June 30, 2024 balance sheet date of the unaudited condensed financial statements for the six-month period ended June 30, 2024, determine the exact level of funds that will be available to the Company upon consummation of the Business Combination. Our expected use of funds represents our intentions based upon our current plans and business condition, which could change in the future as our plans and business condition evolve and the level of funding available to the Company becomes clear. In addition, changing circumstances could cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more than currently expected because of circumstances beyond our control. As a result, we could deplete our capital resources sooner than we currently expect. In addition, because the successful development of SIL-204 and any studies or other product candidates that we pursue is highly uncertain, at this time we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the development of any product candidate.

Until such time, if ever, as we can generate substantial revenues from product sales, we expect to finance our cash needs through a combination of public and private equity offerings and debt financings, strategic alliances, collaborations, and marketing, distribution, or licensing arrangements. However, adequate additional financing may not be available to us on acceptable terms, or at all, and may be impacted by the economic climate and market conditions.

Critical Accounting Policies and Estimates

For a description of our significant accounting policies, see Note 2 to our consolidated financial statements for the year ended December 31, 2023 included in the proxy statement/prospectus and unaudited condensed consolidated financial statements for the six-month period ended June 30, 2024 included as Exhibit 99.1 to the Current Report.

The preparation of our consolidated financial statements for the year ended December 31, 2023 and unaudited condensed consolidated financial statements for the six-month period ended June 30, 2024 in conformity with U.S. GAAP requires management to make estimates and assumptions in certain circumstances that affect the amounts reported in the accompanying consolidated financial statements for the year ended December 31, 2023 and unaudited condensed consolidated financial statements for the six-month period ended June 30, 2024 and related footnotes. Actual results may differ from these estimates. We base our judgments on our experience and on various assumptions that we believe to be reasonable under the circumstances.

Of our policies, the following are considered critical to an understanding of our consolidated financial statements for the year ended December 31, 2023 and unaudited condensed consolidated financial statements for the six-month period ended June 30, 2024 as they require the application of subjective and complex judgment, involving critical accounting estimates and assumptions impacting our consolidated financial statements for the year ended December 31, 2023 and unaudited condensed consolidated financial statements for the six-month period ended June 30, 2024.

The critical accounting estimates relate to the following:

Share-Based Compensation

Share-based compensation expense related to share awards is recognized based on the fair value of the awards granted. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying ordinary shares (see below), the expected term of the option, and the expected volatility of the price of our ordinary shares. These estimates involve inherent uncertainties and the application of management’s judgment. The related share-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards, including awards with graded vesting and no additional conditions for vesting other than service conditions. Forfeitures are accounted for as they occur instead of estimating the number of awards expected to be forfeited.

Our use of the Black-Scholes option-pricing model requires the input of highly subjective assumptions. If factors change and different assumptions are used, our share-based compensation expense could be materially different in the future.

We will continue to use judgment in evaluating the assumptions related to our share-based compensation on a prospective basis. As we continue to accumulate additional data related to our ordinary shares, we may refine our estimation process, which could materially impact our future share-based compensation expense.

Valuations of instruments convertible to our Ordinary and Preferred Shares

Our Preferred Shares are classified as temporary equity, as they include clauses that could constitute as in-substance redemption clauses that are outside our control. Warrants and other instruments over our Preferred Shares are classified as liabilities under ASC 480 and measured at fair value, with subsequent changes in fair value recognized in the statements of operations in each period.

The fair value of our Preferred shares underlying our convertible instruments was determined by our board of directors, after considering contemporaneous third-party valuations and input from management. In the absence of a public trading market, our board of directors, with input from management, exercised significant judgment and considered various objective and subjective factors to determine the fair value of our equity including the following factors:

●	History of transactions in our Preferred Shares;

●	Probability of an IPO scenario (including de SPAC transaction);

●	Probability of other liquidation events;

●	Expected time to liquidation; and

●	Expected return on equity.

The resulting equity value was then allocated to each share class based on differences in liquidation preferences of the various share classes using an Option Pricing Model (“OPM”) through the use of a series of call options and by implementing a Monte Carlo simulation. The OPM allocates the overall company value to the various share classes based on differences in liquidation preferences, using a series of call options. The OPM is appropriate to use when the range of possible future outcomes is difficult to predict. Starting from 2023, for the IPO scenario (including de SPAC transaction) we utilized a probability-weighted expected return method (“PWERM”) to allocate value among the various share classes. The PWERM involves the estimation of the value of our company under multiple future potential outcomes and estimates the probability of each potential outcome. After the value of each applicable class of shares was determined, a discount for lack of marketability (“DLOM”) was applied to arrive at the fair value of the ordinary shares on a non-marketable basis. A DLOM is applied in order to reflect the lack of a recognized market for a closely held interest and the fact that a non-controlling equity interest may not be readily transferable. A market participant purchasing this share would recognize this illiquidity associated with the shares, which would reduce the overall fair market value.

In some cases, we considered the amount of time between rounds of financing to determine whether to use a mid price calculation between two dates.

Upon completion of the Business Combination, our ordinary shares are publicly traded, and we rely on the closing price of our ordinary shares as reported on the date of the applicable valuations.

The fair value of the warrants for the purchase of preferred shares was calculated using the OPM as part of the allocation of the equity value to the various share classes (as described above). The critical accounting estimates for the valuation of those warrants include (a) the fair value of the underlying preferred shares, as mentioned above, and (b) volatility — based on peer companies’ volatility.

Recent Accounting Pronouncements

See Note 2 on page F-29 to our financial statements for the year ended December 31, 2023 included in the proxy statement/prospectus for a description of recent accounting pronouncements applicable to our financial statements for the year ended December 31, 2023.